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                                                                    EXHIBIT 99.1

                                                            [WHOLETREE.COM LOGO]


WHOLETREE.COM CONTACT:
Geoffrey Flagg
Ph: 719-955-3400

FOR IMMEDIATE RELEASE

                       LANGUAGEWARE.NET ANNOUNCES PLANS TO
                              WIND DOWN OPERATIONS

Colorado Springs, Colo., January 16, 2001 - LanguageWare.net Ltd. (OTCBB: LWNTF and LWNUF), parent company of Wholetree.com, Inc., a provider of technology that enables multilingual and multi-cultural global business transactions over the Internet, announced today that it will begin the orderly wind down of its operations. In addition, it announced the layoff 17 of its 23 U.S. employees. The company has reduced its work force and eliminated certain operating expenses to allow the company to continue actively seeking a strategic partner to acquire the company or its assets. If the company is unable to find such a partner in the near future, it will be forced to commence the dissolution of the company.

As previously announced, on January 5, 2001 the Board of Directors of the company decided, if no viable offers to acquire or fund capital into the Company were received by January 15, 2001, the Company would reduce its work force to only a skeleton technical staff capable of maintaining the integrity of the technology in the short term, seek a buyer of its assets and attempt to negotiate settlements with its creditors. The company has undertaken intense efforts in recent months to raise capital or to sell the company outright. During that time, the company worked to eliminate operating expenses and conserve cash in an effort to provide more time and explore all of its options. However, the company has not succeeded in finding a party to provide capital or acquire the company.

As part of the plan to wind down operations, the company has terminated its CEO, Fred Snow, its CFO, Tom Foster, and its Vice President of Solutioneering, Bob Antoniazzi. It is expected that the former executives will be retained on a limited consulting basis to assist in the orderly winding up of operations. Additionally, Fred Snow has resigned his position as a director and chairman of the company. Wilson Lee will assume the role of CEO in addition to his position as Chief Technical Officer.


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ABOUT WHOLETREE.COM INC.

Wholetree.com Inc. enables businesses to communicate, transact and provide customer support multi-nationally and multi-culturally over the Internet. Its comprehensive e-business platforms are designed to help companies, their customers, vendors, suppliers and employees interact with each other in their native languages and currencies on an international scale. The company is a wholly owned, U.S. subsidiary of LanguageWare.net Ltd., which was founded in 1988. For additional information, visit the company's Web site at www.wholetree.com.


Portions of this press release contain historical information and forward-looking statements. Statements looking forward in time are included pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks and the Company's actual results in future periods may be materially different from any future performance suggested herein.

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